Exhibit 1

Joint Filing Agreement

This Agreement will confirm the agreement by and among the undersigned that the Schedule 13D filed with the Securities and Exchange Commission on the date hereof with respect to the beneficial ownership by the undersigned of the shares of common stock, par value $0.001 per share, of BioPharmX Corporation is being filed, and all amendments thereto will be filed, on behalf of each of the persons and entities named below, in accordance with Rule 13d-1 under the Securities Exchange Act of 1934, as amended. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated as of January 30, 2020

TIMBER PHARMACEUTICALS LLC

By:	/s/ Michael Derby
Name: Michael Derby
Title: Executive Chairman

TARDIMED SCIENCES LLC

By:	/s/ Michael Derby
Name: Michael Derby
Title: Managing Partner